Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 14, 2007, between Quovadx, Inc., a Delaware corporation (“Seller”), and ISD Acquisition Corp., a Delaware corporation (“Purchaser”) (Seller and Purchaser, individually hereinafter referred to as “Party” and collectively hereinafter referred to as the “Parties”).

W I T N E S S E T H:

WHEREAS, Seller, Quartzite Holdings, Inc., a Delaware corporation (“Parent”) and Parent’s wholly owned subsidiary, Quartzite Acquisition Sub, Inc., a Delaware corporation (“Merger Subsidiary”), entered into an Agreement and Plan of Merger, dated as of April 1, 2007, as amended on April 2, 2007 and amended and restated on May 4, 2007 (as amended, the “Merger Agreement”), pursuant to which Merger Subsidiary will be merged with and into Seller (the “Merger”);

WHEREAS, Parent and Purchaser are both wholly owned (directly or indirectly) by Battery Ventures VII, L.P. and certain affiliated fund(s);

WHEREAS, Parent has requested that Seller sell certain assets related to the Integration Solutions division (“ISD”) to Purchaser and Seller is entering into this Agreement to accommodate such request;

WHEREAS, Seller’s ISD business provides private and public healthcare organizations software solutions and services to facilitate system interoperability and to leverage existing technology, but the ISD business does not include (a) products or services relating to the Rogue Wave Software division, or (b) the services and benefits provided by Seller or any affiliate of the Seller (other than the Companies (as defined below)) to the Companies, including services and benefits relating to information systems and technology, human resources, insurance, employee benefits, finance, accounting, phone services or payroll (including all real property, fixed property, personnel, etc. utilized by the Seller in providing these services and benefits) (the “ISD Business”); and

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1 Purchase and Sale of Assets.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser all of Seller’s right, title and interest in, to and under the Purchased Assets, including related goodwill, for Forty-One Million Dollars ($41,000,000) (the “Purchase Price”) to be paid by wire transfer by Purchaser to Seller at a closing (the “Closing”) to be held following the affirmative vote of the holders of a majority of the outstanding shares of Seller’s common stock entitled to vote approving and adopting the Merger (the “Requisite Stockholder Vote”) and when all conditions to closing have been met other than filing the Certificate of Merger with the appropriate secretary of state (the “Closing Date”) at a place to be agreed on by the Parties.

(b) “Purchased Assets” shall mean the assets of Seller as of the Closing to the extent primarily related to the ISD Business as determined by Purchaser one (1) business day prior to the Closing, including without limitation, at the discretion of the Purchaser: (a) all of the shares of the common stock of (i) Advica Health Resources, Inc., a Delaware corporation, (ii) Confer Software, Inc., a California corporation, (iii) Healthcare.com Corporation, a Georgia corporation, (iv) Quovadx International, Inc., a Colorado corporation, and (v) Quovadx Limited, registered in England and Wales, (collectively, the “Companies”) owned by the Seller (collectively, the “Shares”); and (b) certain other assets and contracts set forth on Schedule 1.1(b), which Schedule 1.1(b) shall be delivered by the Purchaser to the Seller not later than one (1) business day prior to the Closing. The Purchaser shall identify the Purchased Assets to be purchased by it at the Closing by delivering written notice thereof to the Seller not later than one (1) business day prior to the Closing, including (a) the specific Shares, if any to be purchased by the Purchaser at the Closing; and (b) such other specific assets primarily related to the ISD Business as are set forth on Schedule 1.1(b).

(c) Notwithstanding anything to the contrary contained herein: (i) if the Purchased Assets, as determined at Closing, do not consist of all or substantially all of the assets of ISD, but in fact represent only a portion of ISD’s assets, then the Purchase Price shall be equitably reduced to reflect only the portion of ISD’s assets, excluding any intercompany receivables between and amongst the Seller’s other subsidiaries, that are included in the Purchased Assets; and (ii) if the ISD indebtedness related to the Purchased Assets exceeds the indebtedness of the ISD Business, excluding any intercompany payable balances between and amongst the Seller’s other subsidiaries, as set forth in the most recent regularly prepared balance sheet of the ISD Business (the “Base Indebtedness”) (which Base Indebtedness shall be pro rated, if only a portion of the ISD Assets are purchased, based on the ratio of the Purchased Assets to ISD’s total assets), then the Purchase Price shall be reduced on a dollar-for-dollar basis by the amount of such excess. Any such equitable reduction as required by clause (i) shall be mutually agreed upon in good faith as promptly as practicable by both Parties and shall be made pursuant to generally accepted accounting principles. Nothing herein, however, shall affect the Total Merger Consideration (as defined in the Merger Agreement) payable under the Merger Agreement or the parties obligations under the Merger Agreement.

1.2 Assumption of Liabilities.

On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall assume, effective as of the Closing, and shall timely perform, pay and discharge in accordance with their respective terms, the liabilities and obligations of Seller primarily related to the ISD Business as are set forth on Schedule 1.2 (collectively, the “Assumed Liabilities”) which shall be delivered by the Purchaser to the Seller not later than one (1) business day prior to the Closing.

1.3 Bulk Sales Laws.

Purchaser hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser.

1.4 Termination.

This Agreement may be terminated at any time (except where otherwise indicated) prior to the Closing, whether before or after approval of this Agreement (a) by written notice from the Purchaser to Seller and (b) in any event shall automatically terminate in the event the Merger does not close or the Merger Agreement is terminated. For avoidance of doubt, the Parties acknowledge that the Purchaser may terminate this Agreement (and abandon the transactions contemplated hereby) at any time prior to the Closing at its convenience, for any reason or no reason (with or without cause).

1.5 Effect of Termination.

Upon the termination of this Agreement, Purchaser and Seller shall be relieved of any and all further duties and obligations under this Agreement after the date of such termination and without any liability of any kind or nature, whether in contract, tort, or otherwise, to the other Party hereunder.

ARTICLE II

CONDITIONS

2.1 Conditions to Closing and Obligations of Each Party Under this Agreement.

The respective obligations of each Party to effect the transactions contemplated in this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions, which may be waived by agreement of Purchaser and Seller, in whole or in part, to the extent permitted by applicable law: (a) the consummation of the Agreement shall not be illegal; and (b) this Agreement and the Merger shall each have been approved and adopted by the Requisite Stockholder Vote.

2.2 Condition Subsequent to Closing.

The rights, obligations and effects contemplated in this Agreement shall be subject in all respects to the final closing of the Merger. In the event that following the closing of this Agreement, the Merger does not close or the Merger Agreement is terminated, for any reason whatsoever, this Agreement, without further action of the Parties, shall be rescinded, terminated and unwound, and shall have no further effect on the Parties.

2.3 Additional Condition to Obligations of Purchaser.

The obligation of Purchaser to consummate the transactions contemplated in this Agreement is subject to Seller having delivered to Purchaser (a) certificates representing all of the Shares, accompanied by duly executed stock powers, in form and substance reasonably satisfactory to Purchaser for transfer to Purchaser and (b) a bill of sale to accomplish the transfer of the assets set forth on Schedule 1.1(b), at or prior to the Closing Date.

2.4 Condition to Obligations of Seller.

The obligation of Seller to consummate the transactions contemplated in this Agreement is subject to the Purchaser having delivered, or caused to be delivered, to Seller and Seller having received, the Purchase Price at or prior to the Closing Date.

ARTICLE III

MISCELLANEOUS

3.1 Severability.

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, (a) the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

3.2 Entire Agreement; No Third-Person Beneficiaries.

This Agreement (including the schedules hereto) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, among the Parties with respect to the subject matter of this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer on any person or entity, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities.

3.3 Waiver; Amendment.

Any provision of this Agreement may be amended or waived, but only if the amendment or waiver is in writing and signed by the Party or Parties that would have benefited by the provision waived or amended. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

3.4 Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment in violation of this Section 3.4 will be void, except that Purchaser may without such consent assign its rights under this Agreement to any of its affiliates or to any lender providing financing to Purchaser or any of its affiliates; provided, however, that no such assignment by Purchaser shall relieve Purchaser of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assigns.

3.5 Governing Law; Disputes.

This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Delaware. Any action against any Party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware and the Parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such action brought in such court or any defense of inconvenient forum for the maintenance of such action.

3.6 Counterparts.

This Agreement may be executed in any number of counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement. Any signature pages of this Agreement transmitted by telecopier will have the same legal effect as an original executed signature page.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

SELLER: QUOVADX, INC.

By:	/S/ HARVEY A. WAGNER
Name: Harvey A. Wagner Title: Chief Executive Officer

PURCHASER: ISD ACQUISITION CORP.

By:	/S/ R. DAVID TABORS
Name: R. David Tabors Title: President

[Signature Page to Asset Purchase Agreement]